EXHIBIT 99.1

Precision Aerospace Components, Inc. Announces Strategic Recapitalization, Retirement of CEO Andrew Prince

BENSALEM, PA -- (BusinessWire - January 23, 2015) Precision Aerospace Components (the “Company") (PAOS:OTCPK) and its Board of Directors completed a strategic recapitalization of the Company, on Friday, January 16. Polymathes Capital ("PolyCap") acted as the investment sponsor, C3 Capital provided financing, and Variant Capital represented the company in the process.

The recapitalization of the Company provided the company a combination of equity and debt, which was used to repay its senior loan and inject working capital. Andrew Prince, retiring CEO and Vice Chairman of the board of directors, said, "The Board of Directors unanimously concluded that this transaction was in the best interests of Precision and its shareholders. We believe this is a positive outcome for our shareholders following a lengthy turnaround process which began in approximately May 2012. Precision is poised for a new era of growth." Richard McVaugh will become President of Precision effective immediately. “I look forward to strengthening relationships with customers and vendors to execute on the new strategic plans,” said McVaugh.

Mr. Prince will continue to advise the Company as a member of the board of directors for at least a year. The Company will appoint John F. Wachter to the role of interim Chairman. "This is an exciting time for Precision, and I am honored to serve during the transition period," said Mr. Wachter.

As part of the transaction John F. Wachter and William J. Golden, managing members of PolyCap, have been appointed on the board of directors. Regarding the transaction, Mr. Wachter said, "Bill and I have enjoyed working in this process, and we look forward to the opportunity to work alongside Rich and all of the Precision team."

About Precision Aerospace Components

Precision Aerospace Components, Inc. and Subsidiaries (the “Company”) distributes high-quality, predominantly domestically-manufactured, technically complex, nut and bolt products and a proprietary locking washer product that are used primarily for aerospace and military applications and for industrial/commercial applications that require a high level of certified and assured quality. The Company's operations are carried out through its wholly-owned distribution subsidiaries, Aero-Missile Components, Inc. (“Aero-Missile”), Freundlich Supply Company, Inc. (“Freundlich”), and Creative Assembly Systems, Inc. (Creative Assembly) and Tiger-Tight Corp. (“Tiger-Tight”). Aero-Missile and Freundlich both have stocking distributor relationships with a number of United States fastener manufacturers and sell high technology, specially engineered fasteners - nuts and bolts - predominantly to all levels of the aviation industries (original equipment manufacturers, maintenance and repair organizations, and other distributors as well as to the United States Department of Defense (“Department of Defense”). Creative Assembly Systems, Inc. (“Creative Assembly”) is a value added distributor of proprietary and specialty fasteners, primarily serving the heavy truck, automotive, appliance, and material handling industries. Tiger-Tight is the exclusive North American master distributor of the Tiger-Tight locking washer. Tiger-Tight washers are used in demanding vibration applications and the Company believes they have significant advantages in comparison to competitive products.

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About Polymathes Capital

Polymathes Capital ("PolyCap") is manager of investment partnerships of both public and private equities, located in Princeton, NJ. PolyCap is co-managed by Messrs. John Wachter and William Golden, Esq.

About C3 Capital

C3 Capital is an SBIC fund manager based in Kansas City with an additional office in Phoenix. The firm specializes in providing growth capital to small and medium sized businesses across the United States, usually in the form of subordinated debt. The firm has invested in over 65 businesses since 2003 and is currently investing through its third fund. The firm's investment criteria and list of portfolio investments can be found at the website (www.c3cap.com). Please contact Nicole Doyle at 816-756-2225 for further information.

About Variant Capital

Variant Capital Advisors, LLC (“Variant Capital”) specializes in providing investment banking services to middle market companies. As a trusted financial advisor, Variant Capital provides creative solutions for its clients, encompassing a broad range of services, including mergers & acquisitions advisory, capital raising, financial restructurings, recapitalizations, valuations, and general corporate and equity sponsor advisory services. These transactions have covered a variety of industries from manufacturing to services, and include investors and financial institutions in both the public and private markets. Securities transactions are conducted by our wholly owned subsidiary, Eight Pines Securities, LLC member FINRA/SIPC.

Forward-Looking Statements

Statements contained herein which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties which could cause the outcome to be materially different than stated. Such risks and uncertainties include both general economic risks and uncertainties and matters discussed in the Company's annual report on Form 10-K filed March 29, 2013, and 10-Q filed November 14, 2013, which relate directly to the Company's operations and properties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made. More detail regarding the recapitalization transaction can be found in the company’s filings available on the SEC’s EDGAR website.

Contact Information

Rich McVaugh, President Precision Aerospace Components, (215) 245-5700 RMcVaugh@precaeroinc.com

John Wachter, Interim Chairman Precision Aerospace Components, (215) 245-5700